International Growth and Income Fund, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$20,603
Class B	$178
Class C	$864
Class F-1	$2,272
Class F-2	$1,883
Total	$25,800
Class 529-A	$185
Class 529-B	$6
Class 529-C	$25
Class 529-E	$6
Class 529-F-1	$3
Class R-1	$16
Class R-2	$41
Class R-3	$44
Class R-4	$26
Class R-5	$155
Class R-6	$1,623
Total	$2,130

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2870
Class B	$0.1919
Class C	$0.1902
Class F-1	$0.2900
Class F-2	$0.3302
Class 529-A	$0.2783
Class 529-B	$0.1809
Class 529-C	$0.1917
Class 529-E	$0.2493
Class 529-F-1	$0.3156
Class R-1	$0.1918
Class R-2	$0.1957
Class R-3	$0.2508
Class R-4	$0.2924
Class R-5	$0.3272
Class R-6	$0.3340

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	85,482
Class B	1,117
Class C	5,768
Class F-1	9,261
Class F-2	6,500
Total	108,128
Class 529-A	948
Class 529-B	37
Class 529-C	208
Class 529-E	34
Class 529-F-1	18
Class R-1	102
Class R-2	288
Class R-3	244
Class R-4	109
Class R-5	545
Class R-6	6,252
Total	8,785

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$29.79
Class B	$29.74
Class C	$29.73
Class F-1	$29.78
Class F-2	$29.79
Class 529-A	$29.77
Class 529-B	$29.71
Class 529-C	$29.68
Class 529-E	$29.77
Class 529-F-1	$29.80
Class R-1	$29.74
Class R-2	$29.72
Class R-3	$29.77
Class R-4	$29.79
Class R-5	$29.88
Class R-6	$29.78